Exhibit 1A-8

FORM OF AMENDED AND RESTATED ESCROW AGREEMENT

PARTIES

This Amended and Restated Escrow Agreement (this "Agreement") is entered into as of July 16, 2026 by and among:

(1) TEJASCORE TECHSYSTEMS INC., a Wyoming corporation, having its principal office at 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, United States (the "Company");

(2) NORTH CAPITAL PRIVATE SECURITIES CORPORATION, a broker dealer registered with the United States Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation, having its principal office at Midvale, Utah, United States (the "Escrow Agent"); and

(3) MR. YOGESH CHOUDHARY, the Chief Executive Officer of the Company, solely with respect to his obligations under Section 7.2 of this Agreement.

RECITALS

(A) The Company has filed with the United States Securities and Exchange Commission (the "Commission") an offering statement on Form 1-A under Tier 2 of Regulation A under the Securities Act of 1933, as amended, for the offering of up to 50,000,000 shares of its common stock, par value $0.0001 per share, at $1.00 per share, for maximum gross proceeds of $50,000,000 (the "Offering"), on a self underwritten, best efforts basis, subject to a minimum offering amount of $8,210,000 such that no funds shall be released to the Company unless and until subscriptions aggregating at least such minimum offering amount have been received and accepted, as described in the offering circular forming part of the offering statement, as amended and supplemented from time to time (the "Offering Circular").

(B) The Company and the Escrow Agent previously entered into an escrow agreement with respect to the Offering (the "Original Escrow Agreement"). The parties wish to amend and restate the Original Escrow Agreement in its entirety to reflect the final terms of the Offering, including the milestone based release conditions, the two tranche structure of the Marelli UM stage, and the investor consent and return of funds procedures described in the Offering Circular. This Agreement amends, restates, and supersedes the Original Escrow Agreement in its entirety.

(C) The Offering contemplates two acquisition stages: the acquisition of a 51 percent interest in Alpha Maier Private Limited (the "Alpha Maier Stage"), with a stage requirement of approximately US$8,210,000; and the acquisition of an interest in Marelli UM Electronic Systems Private Limited in two tranches, comprising an initial tranche of US$16,830,000 and a compulsory second tranche of US$2,960,000 (the "Marelli UM Stage"), with an aggregate stage requirement of US$19,790,000.

1. APPOINTMENT; ESCROW ACCOUNT

1.1. The Company appoints the Escrow Agent to act as escrow agent for subscription funds received in the Offering, and the Escrow Agent accepts such appointment, on the terms of this Agreement.

1.2. The Escrow Agent shall establish and maintain a segregated, non interest bearing escrow account for the benefit of subscribers in the Offering, titled to identify the Escrow Agent's capacity as escrow agent for the Company (the "Escrow Account"). All subscription funds received shall be deposited into the Escrow Account promptly upon receipt and clearance and shall be held, administered, released, and returned only in accordance with this Agreement. Funds held in the Escrow Account are not the property of the Company and are not subject to the claims of the Company's creditors unless and until released to the Company in accordance with this Agreement.

2. DEPOSITS

2.1. Subscribers shall transmit subscription funds directly to the Escrow Agent by wire transfer or such other methods as the subscription agreement for the Offering permits. Neither the Company nor any of its officers or directors shall accept or hold subscriber funds, and any subscription funds received by the Company shall be promptly forwarded to the Escrow Agent unaltered.

2.2. No subscription funds shall be accepted into the Escrow Account prior to qualification of the offering statement by the Commission. Following qualification, the Escrow Agent may accept subscription funds on a rolling basis as subscriptions are received and accepted by the Company, without any minimum aggregate amount.

2.3. The Escrow Agent shall have no obligation to accept funds that do not clear, and may return to the remitter any funds that cannot be identified with a subscription or that do not satisfy the procedures established under Section 8.

3. RECORDS; STAGE ATTRIBUTION

3.1. The Escrow Agent shall maintain records of the Escrow Account identifying, for each subscriber, the name, address, amount received, and date of receipt, and shall provide the Company with periodic statements of the Escrow Account.

3.2. Escrowed funds shall be attributed to the acquisition stages in accordance with written instructions of the Company consistent with the use of proceeds described in the Offering Circular, under which amounts are attributed first toward the Alpha Maier Stage until its stage requirement is met, and thereafter toward the Marelli UM Stage until its aggregate stage requirement is met, with any amounts allocated to working capital and general corporate purposes identified in the applicable release instruction. Within the Marelli UM Stage, the Escrow Agent shall separately record the portion attributable to the compulsory second tranche of US$2,960,000 (the "Second Tranche Portion").

4. RELEASE TO THE COMPANY

4.1. The Escrow Agent shall release escrowed funds to the Company with respect to an acquisition stage only upon receipt of a written instruction of the Company, executed by its Chief Executive Officer or Chief Financial Officer, certifying that the following conditions are satisfied with respect to that stage: (i) execution and effectiveness of the definitive purchase agreement for the applicable stage; (ii) satisfaction or waiver of the closing conditions under that agreement; and (iii) receipt of required regulatory and corporate approvals, including applicable Indian foreign investment reporting; and upon the Escrow Agent's confirmation from its records that (iv) escrowed amounts for the stage have reached the applicable stage requirement, being approximately US$8,210,000 for the Alpha Maier Stage and, for the Marelli UM Stage, US$16,830,000 for the initial tranche and US$2,960,000 for the compulsory second tranche, in each case released against the applicable tranche closing. The release instruction shall specify the amounts to be released, including any amounts allocated to working capital and general corporate purposes consistent with the Offering Circular, and the accounts to which they are to be paid.

4.2. Notwithstanding Section 4.1, the Second Tranche Portion shall be held in the Escrow Account from the time the second tranche requirement is met and shall be released only against completion of the second tranche closing under the second tranche share purchase instrument, upon a written instruction of the Company certifying such completion or certifying that completion will occur concurrently with and against such release.

4.3. The Escrow Agent shall be entitled to rely conclusively on any instruction or certificate delivered under this Section 4 that it reasonably believes to be genuine and to have been signed by an authorized officer of the Company, and shall have no duty to investigate the accuracy of the matters certified.

5. RETURN OF FUNDS TO SUBSCRIBERS

5.1. The Escrow Agent shall return escrowed funds to subscribers, in each case without deduction and without interest, upon receipt of a written instruction of the Company identifying the subscribers and amounts concerned and certifying the applicable basis for return, being one of the following: (a) rejection by the Company of a subscription, in whole or in part; (b) with respect to an acquisition stage that will not proceed, completion of the investor notice and consent procedures described in the Offering Circular, under which each affected subscriber had 20 business days to make an affirmative election and either declined or did not respond, it being agreed that silence or failure to respond shall never be treated as consent; (c) failure of the Marelli UM Stage funding threshold to be met by the end of the offering period, with respect to amounts attributable to that stage; or (d) termination of the Offering, including termination upon the failure of both acquisition stages to proceed, with respect to all remaining escrowed funds.

5.2. Where a subscriber has affirmatively consented, in accordance with the procedures described in the Offering Circular, to the application of the subscriber's attributable funds to an alternative corporate purpose enumerated in the Offering Circular, the Escrow Agent shall release such funds to the Company upon a written instruction of the Company certifying such consent and the purpose to which the funds will be applied. Escrowed funds shall not be released for the acquisition of any company not identified by name in the Offering Circular.

5.3. The Company shall be solely responsible for the cancellation on its stockholder records of shares attributable to returned funds, as described in the Offering Circular and the subscription agreement, and the Escrow Agent shall have no duty with respect to the issuance, transfer, or cancellation of securities.

6. NO INVESTMENT; NO INTEREST

6.1. Escrowed funds shall be held in the non interest bearing Escrow Account and shall not be invested. No interest or other earnings shall accrue or be payable to the Company or to subscribers, and all returns of funds shall be made without deduction and without interest.

7. COMPENSATION; INDEMNIFICATION

7.1. The Escrow Agent shall be compensated for its services under this Agreement in accordance with the fee schedule separately agreed with it.

7.2. All fees and charges of the Escrow Agent under this Agreement shall be borne and paid personally by Mr. Yogesh Choudhary, and shall not be charged to the Company, to subscribers, or against the Escrow Account. Mr. Choudhary, by his execution of this Agreement, undertakes to the Escrow Agent to pay such fees and charges as they become due.

7.3. The Company shall indemnify and hold harmless the Escrow Agent and its directors, officers, employees, and agents from and against any losses, claims, damages, liabilities, and reasonable expenses arising out of or in connection with the performance of this Agreement, except to the extent resulting from the Escrow Agent's gross negligence, willful misconduct, or bad faith. No indemnification payment shall be made from the Escrow Account.

7.4. The duties of the Escrow Agent under this Agreement are ministerial in nature. The Escrow Agent is not a party to, and is not bound by, the Offering Circular, the subscription agreements, the purchase agreements, or any other agreement between the Company and any other person, and shall not be responsible for determining whether any condition described in any such document has been satisfied except as expressly provided in Section 4. The Escrow Agent shall not be liable for any action taken or omitted in good faith and reasonably believed to be authorized by this Agreement.

8. ANTI MONEY LAUNDERING; SUBSCRIBER PROCEDURES

8.1. The Escrow Agent may establish and apply procedures relating to anti money laundering, know your customer, sanctions screening, and source of funds verification with respect to subscribers and subscription funds, and may decline, hold, or return funds pending completion of such procedures. The Company shall cooperate with the Escrow Agent and shall procure the cooperation of subscribers, including through the representations and information requirements of the subscription agreement.

9. TERM; RESIGNATION; SUCCESSOR

9.1. This Agreement shall remain in effect until the later of the termination of the Offering and the final release or return of all funds held in the Escrow Account, whereupon it shall terminate automatically, except for Sections 7 and 10, which shall survive.

9.2. The Escrow Agent may resign upon not less than 30 days written notice to the Company, and the Company may replace the Escrow Agent upon not less than 30 days written notice to the Escrow Agent, in each case provided that a successor escrow agent has been appointed and has accepted appointment on substantially the terms of this Agreement, and all funds in the Escrow Account have been transferred to the successor. Any successor escrow agent shall be a bank, trust company, or registered broker dealer eligible to act as escrow agent for the Offering under applicable law.

10. GENERAL PROVISIONS

10.1. Notices. Notices under this Agreement shall be in writing and delivered by hand, by nationally recognized overnight courier, or by email to the offices of the parties stated in this Agreement, or to such other address as a party notifies to the others, and shall be deemed given on delivery.

10.2. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, without regard to conflicts of law principles. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Salt Lake County, Utah for any action arising out of or relating to this Agreement, except that nothing in this Section limits any rights or obligations under the federal securities laws or the forum in which claims under the federal securities laws may be brought.

10.3. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the escrow arrangements for the Offering and supersedes the Original Escrow Agreement and all prior agreements and understandings with respect thereto. This Agreement may be amended only by a written instrument signed by each party.

10.4. Compliance. The parties intend that the escrow arrangements under this Agreement comply with applicable law, including, to the extent applicable, Rule 15c2-4 under the Securities Exchange Act of 1934, as amended.

10.5. Severability; Counterparts. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement may be executed in counterparts, including by electronic signature and exchange of executed copies by electronic transmission, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of its execution.

TEJASCORE TECHSYSTEMS INC.

Signature: ______________________________

Name and title: Yogesh Choudhary, Chief Executive Officer

NORTH CAPITAL PRIVATE SECURITIES CORPORATION, as Escrow Agent

Signature: ______________________________

Name and title: Authorised Signatory

MR. YOGESH CHOUDHARY, solely with respect to Section 7.2

Signature: ______________________________

Yogesh Choudhary, in his individual capacity